SCHEDULE 14A INFORMATION

                  Consent Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement

[ ]      Confidential for use by Commission only
         (as permitted by Rule 14a-6(e)(2))

[X]      Definitive Proxy Statement

[ ]      Definitive Additional Materials

[ ]      Soliciting Materials Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                                Today's Man, Inc.
                     ---------------------------------------
                     Name of Registrant Specified in Charter

                                Today's Man, Inc.
                     ---------------------------------------
                      Name of Person Filing Proxy Statement

Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        1)      Title of each class of securities to which transaction applies:
                ----------------------------------------------------------------

        2)      Aggregate number of securities to which transaction applies:
                ----------------------------------------------------------------

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1
                ----------------------------------------------------------------

        4)      Proposed maximum aggregate value of transaction:
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[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)      Amount Previously Paid:         ____________________

        2)      Form, Schedule or
                 Registration Statement No.:    ____________________

        3)      Filing Party:                   ____________________

        4)      Date Filed:                     ____________________

                                TODAY'S MAN, INC.


                                835 LANCER DRIVE
                          MOORESTOWN, NEW JERSEY 08057

                               ------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 23, 1999

                               ------------------


To the Shareholders of Today's Man, Inc.:

     The 1999 Annual Meeting of Shareholders of Today's Man, Inc. will be held on June 23, 1999, at 10:00 a.m., prevailing time, at the offices of the Company, 835 Lancer Drive, Moorestown, New Jersey, for the purpose of considering and acting upon the following:

     1. To elect two Class II directors to hold office for a term of four years and until their respective successors are duly elected and qualified, as more fully described in the accompanying Proxy Statement; and

     2. To transact such other business as may properly come before the Annual Meeting.

     Only shareholders of record at the close of business on April 30, 1999, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

     If the Annual Meeting is adjourned for one or more periods aggregating at least 15 days because of the absence of a quorum, those shareholders entitled to vote who attend the reconvened Annual Meeting, if less than a quorum as determined under applicable law, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in this Notice of Annual Meeting.

     YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE; NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.



                                             By Order of the Board of Directors


                                             /s/ LARRY FELD

                                             LARRY FELD
                                             Vice President and Secretary





Moorestown, New Jersey
May 21, 1999

                                TODAY'S MAN, INC.


                                835 LANCER DRIVE
                          MOORESTOWN, NEW JERSEY 08057
                                 (609) 235-5656

                               ------------------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS

                               ------------------


     The accompanying proxy is solicited by the Board of Directors of Today's Man, Inc. (the "Company") for use at the 1999 Annual Meeting of Shareholders (the "Meeting") to be held on June 23, 1999 at 10:00, prevailing time, at the offices of the Company, 835 Lancer Drive, Moorestown, New Jersey, and any adjournments or postponements thereof. This Proxy Statement and accompanying proxy card are first being mailed to shareholders on or about May 21, 1999.

     The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone, telegraph or teletype by officers, directors or employees of the Company, without additional compensation. Upon request, the Company will pay the reasonable expenses incurred by record holders of the Company's Common Stock who are brokers, dealers, banks or voting trustees, or their nominees, for mailing proxy material and annual shareholder reports to the beneficial owners of the shares they hold of record.

     Only shareholders of record, as shown on the transfer books of the Company, at the close of business on April 30, 1999 (the "Record Date") are entitled to notice of, and to vote at, the Meeting. On the Record Date, there were 27,014,485 shares of Common Stock outstanding.

     Proxies in the form enclosed, if properly executed and received in time for voting, and not revoked, will be voted as directed on the proxies. If no directions to the contrary are indicated, the persons named in the enclosed proxy will vote all shares of Common Stock "for" the election of the nominees for director hereinafter named. Sending in a signed proxy will not affect a shareholder's right to attend the Meeting and vote in person since the proxy is revocable. Any shareholder who submits a proxy has the power to revoke it by, among other methods, giving written notice to the Secretary of the Company at any time before the proxy is voted.

     The presence, in person or represented by proxy, of the holders of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Meeting. All shares of the Company's Common Stock present in person or represented by proxy and entitled to vote at the Meeting, no matter how they are voted or whether they abstain from voting, will be counted in determining the presence of a quorum. If the Meeting is adjourned because of the absence of a quorum, those shareholders entitled to vote who attend the adjourned meeting, although constituting less than a quorum as provided herein, shall nevertheless constitute a quorum for the purpose of electing directors. If the Meeting is adjourned for one or more periods aggregating at least 15 days because of the absence of a quorum, those shareholders entitled to vote who attend the reconvened Meeting, if less than a quorum as determined under applicable law, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in the Notice of Annual Meeting.

     Each share of Common Stock is entitled to one vote on each matter which may be brought before the Meeting. The election of directors will be determined by a plurality vote and the nominees receiving the most "for" votes will be elected. Approval of any other proposal will require the affirmative vote of a majority of the shares cast on the proposal. Under the Pennsylvania Business Corporation Law, an abstention, withholding of authority to vote or broker non-vote will not have the same legal effect as an "against" vote and will not be counted in determining whether the proposal has received the required shareholder vote.

     As used in this Proxy Statement, "fiscal 1993," "fiscal 1994," "fiscal 1995," "fiscal 1996," "fiscal 1997," "fiscal 1998" and "fiscal 1999" refer to the Company's fiscal years ended or ending January 29, 1994, January 28, 1995, February 3, 1996, February 1, 1997, January 31, 1998, January 30, 1999 and January 29, 2000, respectively.

                              ELECTION OF DIRECTORS

     The Company's Amended and Restated Articles of Incorporation provide that the Board of Directors shall consist of not less than four and not more than fifteen directors, with the exact number fixed by the Board of Directors. The Board has fixed the number of directors at seven.

     At the Meeting, shareholders will elect two Class II directors to serve for a term of four years and until their respective successors are elected and qualified. Unless directed otherwise, the persons named in the enclosed proxy intend to vote such proxy "for" the election of the listed nominees or, in the event of inability of one or both of the nominees to serve for any reason, for the election of such other person or persons as the Board of Directors may designate to fill such vacancy. The Board has no reason to believe that the nominees will not be candidates or will be unable to serve.

     The following table sets forth information, as of the Record Date, concerning the Company's directors and nominees for election to the Board of Directors. Mr. Larry Feld and Ms. Verna Gibson, the director nominees, were nominated by the Board of Directors and currently serve as directors. The nominees have consented to being named in the Proxy Statement and to serve if elected.

                                                                                           DIRECTOR      TERM
          NAME                          AGE                POSITION                          SINCE      EXPIRES
          ----                          ---                --------                          -----      -------
David Feld ..........................   51     Chairman of the Board, President and          1971        2001
                                                  Chief Executive Officer

Leonard Wasserman ...................   73     Executive Vice President and Director         1992        2002

Larry Feld (1) ......................   48     Vice President, Store Development,            1971        1999
                                                  Secretary and Director

Ira Brind (2)(3) ....................   58     Director                                      1992        2000

Verna K. Gibson (1)(2) ..............   56     Director                                      1992        1999

Bernard J. Korman (3) ...............   67     Director                                      1992        2000

Randall Lambert (3) .................   41     Director                                      1998        2001

------------------

(1)  Nominee for Director.

(2) Member of the Compensation Committee.

(3) Member of the Audit Committee.


     The following information about the Company's directors and nominees for director is based, in part, upon information supplied by such persons.

     Mr. David Feld has been with the Company continuously since he founded it in 1971. He grew up in his family's retail business and opened the Company's first store in Philadelphia in 1971. Mr. David Feld has served as Chairman of the Board and Chief Executive Officer of the Company since its inception and, except for the period from March 1995 until July 1995, also has served as President of the Company. On February 2, 1996, Mr. Feld filed a voluntary petition to reorganize under Chapter 11 of the United States Bankruptcy Code. On August 13, 1997, the United States Bankruptcy Court for the District of New Jersey confirmed Mr. Feld's Chapter 11 Plan.

     Mr. Wasserman joined the Company in 1983 as a consultant to assist in strategic planning and marketing development and was appointed to the Office of the President in 1991 and a director in 1992. Mr. Wasserman was named Executive Vice President in 1995. Between 1982 and 1983, Mr. Wasserman was President and Chief Executive Officer of the Lionel Corporation and, prior thereto, was President of its Kiddie City Division for 11 years. Mr. Wasserman founded Kiddie City in 1957.

     Mr. Larry Feld has served as Vice President, Store Development since 1983 and as a Vice President, Secretary and Director of the Company since its inception in 1971. Messrs. David Feld and Larry Feld are brothers.

     Mr. Brind is President and a shareholder principal of Brind-Lindsay & Co., Inc., a management and consulting firm in Philadelphia. Until 1987, Mr. Brind was President, Chief Executive Officer and a Director of McDonnell Douglas Truck Services, Inc., a full service truck lessor and transportation services subsidiary of McDonnell Douglas Corporation.

     Mrs. Gibson is an active partner in Retail Options, Inc., a consulting firm formed in 1993. Mrs. Gibson has been an independent retail consultant since 1991 and provided consulting services to the Company, among others, in fiscal 1992, fiscal 1993 and fiscal 1994. From 1985 to 1991, Mrs. Gibson was President and Chief Executive Officer of the Limited Stores, Inc., which she joined as a trainee in 1971. From December 1994 to 1996, Mrs. Gibson served as Chairman of the Board of Petrie Retail, Inc. Mrs. Gibson is a director of MothersWork, Inc. and Chicos FAS, Inc. Petrie Retail filed a voluntary petition to reorganize under Chapter 11 of the United States Bankruptcy Code in October 1995.

     Mr. Korman has been Chairman of the Board of Philadelphia Health Care Trust, since 1997. From 1996 to 1997 Mr. Korman was Chairman of the Board of Graduate Health System, Inc., a not-for-profit healthcare system. From 1980 to 1995, Mr. Korman was President, Chief Executive Officer and a director of MEDIQ Incorporated, a healthcare services and equipment company located in Pennsauken, New Jersey. Mr. Korman is also a director of NutraMax Products, Inc., The Pep Boys--Manny, Moe & Jack, Omega Healthcare Investors, Inc., Omega Worldwide, Inc., the New America High Income Fund, Inc., InnoServe Technologies, Inc., and Kranzco Realty Trust.

     Mr. Lambert is a Managing Director of Chanin Kirkland Messina LLC, a merchant banking and investment banking/financial advisory firm located in Los Angeles and New York. From 1995 to 1997, Mr. Lambert was Managing Director of private transactions at BDS Securities, LLC in New York. From 1987 to 1995, Mr. Lambert was Vice President of Brian M. Freeman Enterprises. Mr. Lambert was a certified public accountant with Ernst & Young in Chicago and Price Waterhouse in Africa. Mr. Lambert is also a Chartered Financial Analyst. Since August 1997, Mr. Lambert has served as a director of Weiner's Stores, Inc.


BOARD OF DIRECTORS, COMMITTEES AND ATTENDANCE AT MEETINGS

     The Board of Directors held seven meetings during fiscal 1998. Each director attended 75% or more of the meetings of the Board and committees of which they were members during fiscal 1998, except Mr. Lambert.

     The Board of Directors has appointed a Compensation Committee to review and make recommendations to the Board regarding compensation of executive officers. The Compensation Committee also administers the Company's Management Stock Option Plan. During fiscal 1998, the Compensation Committee held one meeting.

     The Board of Directors also has appointed an Audit Committee to, among other things, review the Company's financial and accounting practices and policies and the scope and results of the Company's annual audit. The Audit Committee also recommends to the Board the selection of the Company's independent public auditors. The Audit Committee held two meetings during fiscal 1998.

     The Board of Directors has not appointed a standing Nominating Committee. See "Shareholder Proposals" for information concerning the nomination of directors for election.


DIRECTOR COMPENSATION

     Each director of the Company who is not also an employee receives an annual fee of $5,000 and a fee of $1,000 for each meeting of the Board or any committee of the Board attended, plus reimbursement of expenses incurred in attending meetings. All directors, including non-employee directors, are entitled to receive options under the Management Stock Option Plan. In fiscal 1998, no options were granted.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth as of the Record Date certain information with respect to the beneficial ownership of the Common Stock (i) by each person who is known by the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) by each director of the Company, (iii) by each executive officer of the Company named in the Summary Compensation Table and (iv) by all directors and executive officers of the Company as a group. Except as otherwise indicated, the beneficial owners of the Common Stock listed below have sole investment and voting power with respect to such shares.

                                                                                          SHARES
                                                                                   BENEFICIALLY OWNED (1)
                                                                                   ----------------------
                                                                                   NUMBER        PERCENT
                                                                                   ------        -------
      David Feld (2) .........................................................   10,483,090          35.9%
      Bernard J. Korman (3) ..................................................    1,597,000           5.9
      Ira Brind (4) ..........................................................      746,000           2.7
      Leonard Wasserman (5) ..................................................      535,740           2.0
      Verna K. Gibson(6) .....................................................      372,500           1.4
      Larry Feld (7) .........................................................      326,916           1.2
      Frank E. Johnson (8) ...................................................      149,633           *
      Gary Kellman (9) .......................................................      145,000           *
      Randall Lambert ........................................................       10,000           *
      All directors and executive officers as a group (total of 10) (10) .....   14,445,705          47.7

------------------

* Less than one percent.

(1) The securities "beneficially owned" by a person are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the Securities and Exchange Commission and, accordingly, include securities owned by or for the spouse, children or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the right to acquire within 60 days after the Record Date. The same shares may be beneficially owned by more than one person. Beneficial ownership may be disclaimed as to certain of the securities.

(2) Includes Warrants to purchase 2,074,789 shares and options to purchase 150,000 shares under the Management Stock Option Plan. Also includes 1,175 shares and Warrants to purchase 587 shares allocated to Mr. David Feld's account in the 401(k) Profit Sharing Plan and 210,000 shares currently held by Mr. Feld which are subject to an option purchase agreement held by Alex. Brown Incorporated. A total of 5,439,578 shares have been pledged by Mr. David Feld to secure certain personal loans. Excludes 124,100 shares and Warrants to purchase 62,050 shares held in trusts for the benefit of Mr. David Feld's children, as to which Mr. David Feld disclaims beneficial ownership. Mr. David Feld's address is c/o Today's Man, Inc., 835 Lancer Drive, Moorestown, New Jersey 08057.

(3) Includes Warrants to purchase 10,000 shares and options to purchase 60,000 shares under the Management Stock Option Plan. Mr. Korman's address is c/o Philadelphia Health Care Trust, 22nd and Chestnut Streets, Philadelphia, PA 19103.

(4) Includes Warrants to purchase 205,000 shares and options to purchase 60,000 shares under the Management Stock Option Plan. Also includes 3,500 shares and Warrants to purchase 1,000 shares held by Mr. Brind in trust for his children and 7,000 shares and Warrants to purchase 2,000 shares owned by his wife.

(5) Includes Warrants to purchase 39,950 shares and options to purchase 120,000 shares under the Management Stock Option Plan. Also includes 2,131 shares and Warrants to purchase 609 shares allocated to his account in the 401(k) Profit Sharing Plan and 124,100 shares and Warrants to purchase 62,050 shares held in trusts for the benefit of Mr. David Feld's children for which trusts Mr. Wasserman is trustee. Excludes shares held in trusts for the benefit of Mr. Wasserman's children and grandchildren. Mr. Wasserman disclaims beneficial ownership as to all such trust shares.

(6) Includes 87,500 shares and Warrants to purchase 25,000 shares held in an Individual Retirement Account for Ms. Gibson. Also includes options to purchase 60,000 shares under the Management Stock Option Plan.

(7) Includes Warrants to purchase 60,213 shares and options to purchase 60,000 shares under the Management Stock Option Plan. Also includes 1,197 shares and Warrants to purchase 598 shares allocated to his account in the

     401(k) Profit Sharing Plan and includes 100 shares and Warrants to purchase 50 shares held by Mr. Larry Feld in trust for his son.

(8) Includes Warrants to purchase 7,733 shares and options to purchase 120,000 shares under the Management Stock Option Plan. Also includes 2,199 shares and Warrants to purchase 735 shares allocated to his account in the 401(k) Profit Sharing Plan.

(9) Includes Warrants to purchase 5,000 shares and options to purchase 120,000 shares under the Management Stock Option Plan.

(10) Includes in aggregate, options to purchase 774,000 shares under the Management Stock Option Plan and Warrants to purchase 2,402,935 shares, held by all directors and executive officers as a group.


COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who beneficially own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by regulation of the Securities and Exchange Commission to furnish the Company with copies of all
Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten-percent beneficial owners were complied with during fiscal 1998, except Mr. David Feld did not timely file one Statement of Changes in Beneficial Ownership.



                             EXECUTIVE COMPENSATION


COMPENSATION COMMITTEE REPORT

     The Company's executive officer compensation program is comprised of base salary, annual cash incentive compensation, long term incentive compensation in the form of stock options, and various benefits generally available to all full-time employees of the Company, including participation in group medical and life insurance plans and the 401(k) Plan. The Company seeks to be competitive with compensation programs offered by companies of a similar size within the retail industry based on formal and informal surveys conducted by the Company.

     Decisions with respect to the compensation of Mr. David Feld, the President and Chief Executive Officer, are made by the Compensation Committee. Decisions with respect to the compensation of all other executives officers are made by Mr. David Feld.

     BASE SALARY. Prior to the beginning of each fiscal year, financial and other goals are established for the Company. Each executive officer is responsible for accomplishing the goals pertaining to his area of responsibility. At the end of each fiscal year, a performance review takes place with each executive officer to measure performance against those objectives. Base salary decisions are made based on the results of the performance review as well as other considerations such as the executive officer's level of responsibility, years of service with the Company and professional background. In fiscal 1998, certain executive officers salaries were increased in connection with annual performance reviews.

     ANNUAL INCENTIVE COMPENSATION. The Annual Incentive Bonus Plan (the "Incentive Plan") is designed to promote the interest of the Company by providing meaningful incentive compensation to management and key professionals to drive performance. The plan is designed to provide incentive opportunities dependent upon the achievement of predetermined performance goals which are measured relative to earnings before interest, income taxes, depreciation and amortization ("EBITDA"). No payouts were made under this plan for fiscal 1998.

     SEVERANCE PLAN. The Company adopted a Severance Plan to encourage the continued employment of its employees during the Company's bankruptcy proceeding. The provisions of the Severance Plan continued upon the Company's emergence from its bankruptcy proceedings. All employees are entitled to participate in the Severance Plan. In the event an employee's employment is terminated by the Company without "Cause," such employee will be entitled to a continuation of his or her base salary for a period of time based on the individual's position and, in some cases, length of service with the Company. "Cause" is defined as the willful and continued failure of the employee to perform his or her duties or the willful engaging by employee in illegal conduct or gross misconduct materially injurious to the Company. In addition, the employee is entitled to continued medical benefits during the severance period, subject to reduction or elimination in the event that the employee obtains medical benefits as a result of new employment. Under the Severance Plan, executive officers will be entitled to receive their base salary for from six to 18 months after termination of their employment without Cause, depending on their position, except that any compensation received by an executive officer who is a Vice President or above as a result of new employment obtained during the severance period will be set off against and reduce up to a maximum of one-half of the amount of severance payable to the former executive officer.

     CHANGE IN CONTROL PLAN. The Company adopted a Change in Control Plan for its executive officers and vice presidents which provides that, in the event their employment is terminated by them voluntarily for "good cause" or involuntarily without cause, they will be entitled to a lump sum cash payment consisting of their base salary through the date of termination, a proportionate bonus based upon the highest annual bonus, a pro rata retention bonus, if applicable, one or two times, depending on their position, the executive's base salary equal to or greater than the highest base salary paid to the executive by the Company during the previous year and unpaid deferred compensation and vacation pay. In addition, the executive is entitled to continued employee welfare benefits for one or two years, depending upon their position. There is no obligation under the part of the executive to mitigate damages. Good reason means: the diminution of responsibilities, assignment to inappropriate duties, adjustments to compensation or benefits provisions such that (a) the monthly base salary is less than the highest monthly base salary paid to the executive by the Company during the previous year, (b) annual incentive bonus opportunities which are substantially similar to those which were available prior to the change of control, (c) any earned retention bonus which is not paid according to the award schedule or (d) savings, welfare benefits, fringe benefits or retirement plan participation which is not substantially similar to that which was in effect prior to the change of control, transfer more than 50 miles, a purported termination of the Agreement by the Company other than in accordance with the Agreement, or failure of the Company to require any successor to the Company to comply with the Agreement. Determination by the executive of "good reason" shall be conclusive if made in good faith.

     STOCK OPTIONS. The Company uses the Management Stock Option Plan (the "Management Plan") as additional incentive plan for officers, key employees and directors. The purpose of the Management Plan is to attract and retain officers, key employees and directors and to provide additional incentive to them by encouraging them to invest in the Common Stock and acquire an increased personal interest in the Company's business. The Management Plan replaced the Company's Employee Stock Option Plan, Director Stock Option Plan and 1995 Non-Employee Director Stock Option Plan (the "Prior Plans"). All options outstanding under the Prior Plans were automatically terminated upon confirmation of the Company's Plan of Reorganization.

     The Management Plan authorizes the Compensation Committee to award stock options to officers, key employees and directors. Stock option grants are determined by the Compensation Committee based upon recommendations of senior management and are made at a level calculated to be competitive within the retail industry. In general under the Management Plan, options are granted with an exercise price equal to the fair market value of the Common Stock on the date of the grant and are exercisable according to a vesting schedule determined by the Compensation Committee at the time of grant. No options were granted by the Committee under the Management Plan during fiscal 1998 to the directors or executive officers of the Company named in the Summary Compensation Table.

     DETERMINATION OF COMPENSATION OF CHIEF EXECUTIVE OFFICER. Mr. David Feld's base salary for fiscal 1998 was not increased from his fiscal 1997 base salary of $190,000.

     POLICY WITH RESPECT TO SECTION 162(M) OF THE INTERNAL REVENUE CODE. Generally, Section 162(m) of the Internal Revenue Code of 1986, and the regulations promulgated thereunder (collectively, "Section 162(m)"), denies a deduction to any publicly held corporation, such as the Company, for certain compensation exceeding $1,000,000 paid during a taxable year to the chief executive officer and the four other highest paid executive officers, excluding, among other things, certain performance-based compensation. The Compensation Committee continually evaluates to what extent Section 162(m) will apply to its compensation programs.

     Members of the Compensation Committee during fiscal 1998: Ira Brind, Chairman, and Verna K. Gibson.

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information regarding the compensation paid to the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company for services rendered in all capacities for fiscal 1998, fiscal 1997 and fiscal 1996.

                                                                                    LONG-TERM
                                         ANNUAL COMPENSATION                      COMPENSATION
                                         -------------------                      ------------
                                                                    OTHER          SECURITIES
     NAME AND                 FISCAL                               ANNUAL          UNDERLYING      ALL OTHER
PRINCIPAL POSITION             YEAR      SALARY     BONUS(1)    COMPENSATION         OPTIONS   COMPENSATION (2)
------------------             ----      ------     --------    ------------         -------   ----------------
David Feld                     1998    $190,000     $   --        $   --                --        $3,649
 President and                 1997     190,000      98,438           --            250,000        3,800
 Chief Executive Officer       1996     190,000      86,625           --                --         3,800

Frank E. Johnson               1998     218,462         --            --                --         3,662
 Executive Vice                1997     194,615      97,401           --            200,000        3,800
 President and Chief           1996     165,000      84,437           --                --         3,800
 Financial Officer

Gary Kellman (4)               1998     300,000         --            --                --         4,000
 Executive Vice President,     1997     300,000      54,088       129,031(3)        200,000          --
 General Merchandise           1996      63,462      70,006           --                --           --
 Manager

Leonard Wasserman              1998     250,000         --            --                --         3,514
 Executive Vice President,     1997     250,000     119,713           --            200,000        3,800
 Operations                    1996     250,000      91,875           --                --         3,800

Larry Feld                     1998     172,308         --            --                --           712
 Vice President                1997     165,000      62,642           --            300,000          714
 Store Development             1996     165,000      49,673           --                --         2,637

------------------

(1) Represents bonuses earned under the Retention Bonus Plan and Incentive Plan. Bonuses earned under the Incentive Plan were paid in the following fiscal year.

(2) Represents the Company's matching contribution under the 401(k) Profit Sharing Plan.

(3) Represents relocation expenses paid on behalf of Mr. Kellman of $114,431. The cost of perquisites is not disclosed for any other executive officers because the disclosure threshold (the lower of $50,000 or 10% of salary plus bonus) was not reached in the year presented.

(4) In April 1999, the Company terminated the employment of Mr. Kellman.


OPTION GRANTS IN LAST FISCAL YEAR

     No stock options were granted under the Management Stock Option Plan during fiscal 1998 to the executive officers of the Company named in the Summary Compensation Table.


AGGREGATED OPTION EXERCISES IN LAST YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth certain information concerning the number and value of unexercised options held at the end of fiscal 1998 by the executive officers of the Company named in the Summary Compensation Table.

                                                        NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                              SHARES                   UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS AT
                            ACQUIRED ON     VALUE    OPTIONS AT FISCAL YEAR-END         FISCAL YEAR-END
       NAME                  EXERCISE    REALIZED(1)  EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE(2)
       ----                  --------    -----------  -------------------------  ----------------------------
David Feld ................     --            --          150,000/100,000                   $0/$0
Leonard Wasserman .........     --            --           120,000/80,000                    0/0
Frank E. Johnson ..........     --            --           120,000/80,000                    0/0
Gary Kellman ..............     --            --           120,000/80,000                    0/0
Larry Feld ................     --            --            60,000/40,000                    0/0

----------------

(1) No options were exercised by the named executive officers in fiscal 1998.

(2) The last sale price of the Common Stock on January 29, 1999, the last trading day in fiscal 1998, as reported on the Nasdaq National Market System, was $1.65625 per share. All of the options in the above table have an exercise price of $2.38 per share.

MANAGEMENT STOCK OPTION PLAN

     The Company's Management Stock Option Plan ("Management Plan") was adopted by the Board in July 1997 and approved by the Bankruptcy Court on December 12, 1997. The purpose of the Management Plan is to attract and retain officers, key employees and directors and to provide additional incentive to them by encouraging them to invest in the Common Stock and acquire an increased personal interest in the Company's business. The Management Plan replaced the Company's Employee Stock Option Plan, Director Stock Option Plan and 1995 Non-Employee Director Stock Option Plan (the "Prior Plans"). All of the options which were outstanding under the Prior Plans terminated automatically upon the confirmation of the Company's Plan of Reorganization. Payment of the exercise price for options granted under the Management Plan may be made in cash, shares of Common Stock or a combination of both. Options granted pursuant to the Management Plan may not be exercised more than ten years from the date of grant.

     All officers, key employees and directors of the Company or any of its current or future parents or subsidiaries are eligible to receive options under the Management Plan. The Management. No individual may receive options under the Management Plan for more than 25% of the total number of Shares of Common Stock authorized for issuance under the Management Plan.

     The Management Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee selects the optionees and determines the nature of the option granted, the number of shares subject to each option, the option vesting schedule and other terms and conditions of each option. The Board of Directors may modify, amend, suspend or terminate the Management Plan, provided that such action may not affect outstanding options.

     Options to purchase an aggregate of 2,450,000 shares of Common Stock may be granted pursuant to the Management Plan (subject to appropriate adjustments to reflect changes in the capitalization of the Company). Options granted under the Management Plan may be incentive stock options ("Incentive Options") intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, or options not intended to so qualify ("Non-Qualified Options"). The option price for Incentive Options issued under the Management Plan must be equal at least to the fair market value of the Common Stock on the date of the grant of the option, provided, however, that if an Incentive Option is granted to an individual who, at the time the option is granted, is deemed to own more than 10 percent of the total combined voting power of all classes of stock of the Company (a "10% Shareholder"), the option price will be at least 110 percent of the fair market value on the date of grant. The option price for Non-Qualified Options issued under the Management Plan may, in the sole discretion of the Committee, be less than the fair market value of the Common Stock on the date of the grant of the option. The fair market value of the Common Stock on any date shall be determined by the Committee in accordance with the Management Plan and generally shall be the last reported sale price of the share of the Common Stock on the Nasdaq National Market on such date, or if no sale took place on such day, the last such date on which a sale took place.

     All unexercised options terminate three months following the date an optionee ceases to be employed by the Company or any parent or subsidiary of the Company, other than by reason of disability or death (but not later than the expiration date), whether or not such termination is voluntary, except that if an optionee is terminated for cause, all unexercised options will terminate immediately. Any option held by an employee who dies or who ceases to be employed because of disability must be exercised by the employee or his representative within one year after the employee dies or ceases to be an employee (but not later than the expiration date). Options are not transferable except in the event of death to the decedent's estate. No options may be granted under the Management Plan afterJuly 30, 2007.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   Certain Transactions

     Executive Equity Plan Loans. The Company made loans to the former participants of the Company's Executive Equity Plan to permit them to pay their federal and state income tax resulting from the termination of that plan in 1992 and the conversion of the participant's interests in the plan into shares of Common Stock, including loans of $239,085 to Mr. Wasserman, $272,798 to Mr. Larry Feld and $30,112 to Mr. Johnson. These loans bear interest at 1% above the prime rate, were payable in a single payment of principal and interest on April 14, 1996 (plus a 30 day grace period), subject to prepayment if the shares are sold or the participant's employment with the Company terminates, and are secured by a pledge of a portion of the shares. The Company believes that the interest rate of these loans was comparable to the interest rate that participants could obtain from unaffiliated parties but that the repayment terms are more favorable. Certain of these loans, including Messrs. Wasserman's, Larry Feld's and Johnson's loans, are past due. The Company currently is evaluating appropriate arrangements with the obligors of these loans.

     Leases. The Company leases its executive offices, distribution center and certain adjoining land, located in Moorestown, New Jersey, and three of its superstores from Mr. David Feld. Set forth below is information with respect to those leases. Except as noted below, the Company pays an annual base rental and all operating expenses during the term of the lease, including property taxes and insurance. None of the leases have unexercised renewal options.


                                        LEASE          LEASE
                                    COMMENCEMENT    TERMINATION     ANNUAL BASE
           LOCATION                     DATE           DATE          RENTAL(1)
           --------                     ----           ----          ---------
Center City Philadelphia, PA ........   1980           2007          $364,992
Deptford, NJ ........................   1985           2008           296,000(2)
Moorestown, NJ ......................   1988           2010           739,200
Langhorne, PA .......................   1988           2008           342,250(2)

---------------

(1) Does not include taxes, insurance and other operating expenses payable by the Company.

(2) Increases annually based upon increases in the Consumer Price Index.

     The Company leases from Mr. David Feld a parcel of land adjacent to the Company's Montgomeryville store for use as a parking lot pursuant to a two year lease which expired in March 1994. The Company paid an annual base rental of $81,000 plus all operating expenses during the term of this lease. The Company continues to lease this parcel on a month-to-month basis pending the execution of a new lease.

     In fiscal 1998, the Company paid an aggregate of $1,789,400 to Mr. David Feld under all leases with him. The Company believes that the terms of each of the leases with Mr. David Feld are no less favorable to the Company than those generally available from unaffiliated third parties. The Company will not lease additional facilities to or from any officers, directors or affiliated parties without the approval of its non-employee directors.

     Tax Indemnification Agreement. From January 1, 1987 to January 30, 1992, the Company was subject to taxation under Subchapter S of the Internal Revenue Code of 1986. As a result, the net income of the Company, for federal and certain state income tax purposes, was reported by and taxed directly to Mr. David Feld, the Company's sole shareholder at such time, rather than to the Company. In connection with the Company's initial public offering, the Company entered into a tax indemnification agreement, as amended, with Mr. David Feld which provided for, among other things (i) an indemnification by the Company of Mr. Feld for any losses or liabilities with respect to any additional taxes (including interest, penalties, legal fees and any additional taxes resulting from any indemnification) resulting from the Company's operations during the period in which it was an S Corporation and (ii) an indemnification by Mr. Feld of the Company for the amount of any tax refund received by Mr. Feld due to a reduction in his share of the Company's S Corporation earnings for calendar year 1991 and the period from January 1 through January 30, 1992 less any income payable by Mr. Feld with respect to distributions to him from January 1, 1991 through September 15, 1993.

STOCK PERFORMANCE GRAPH

     The following graph shows a comparison of the cumulative total return for the Company's Common Stock, the S&P 500 Index and the S&P Retail Specialty Index, assuming an investment of $100 in each on January 29, 1994, and, in the case of the Indexes, the reinvestment of all dividends. The data points used for the performance graph are listed below.







              [GRAPLICAL REPRESENTATION OF STOCK PERFORMANCE GRAPH]







PERFORMANCE GRAPH DATA POINTS

                                       1/29/94     1/28/95    2/3/95      2/3/96     1/30/98     1/29/99
                                       -------     -------    ------      ------     -------     -------
Today's Man, Inc. Common Stock           100         71          13          17         24          13

Nasdaq Stock Market Index                100         95         135         177        209         326

Nasdaq Retail Trade Stock Index          100         88         100         123        143         175

                              SHAREHOLDER PROPOSALS

     Under the Company's Bylaws, shareholder proposals with respect to the 2000 Annual Meeting of Shareholders, including nominations for directors, which have not been previously approved by the Board of Directors must be submitted to the Secretary of the Company not later than January 22, 2000. Any such proposals must be in writing and sent either by personal delivery, nationally-recognized express mail or United States mail, postage prepaid to Today's Man, Inc., 835 Lancer Drive, Moorestown, NJ 08057, Attention: Secretary of the Company. Each nomination or proposal must include the information required by the Bylaws. All later or nonconforming nominations and proposals will be rejected.

     Shareholder proposals for the 2000 Annual Meeting of Shareholders must be submitted to the Company by January 22, 2000 to receive consideration for inclusion in the Company's Proxy Statement relating to the 2000 Annual Meeting of Shareholders. Any such proposal must also comply with SEC proxy rules, including SEC Rule 14a-8.

     In addition, shareholders are notified that the deadline for providing the Company timely notice of any shareholder proposal to be submitted outside of the Rule 14a-8 process for consideration at the Company's 2000 Annual Meeting of Shareholders is January 22, 2000. As to all such matters which the Company does not have notice on or prior to January 22, 2000, discretionary authority shall be granted to the persons designated in the Company's proxy related to the 2000 Annual Meeting of Shareholders to vote on such proposal.


                           INDEPENDENT PUBLIC AUDITORS

     The Company's independent public auditors for fiscal 1998 was the firm of Ernst & Young LLP, Philadelphia, Pennsylvania. A representative of Ernst & Young LLP is expected to be present at the Meeting and to be available to respond to appropriate questions. The representative will have the opportunity to make a statement if he so desires.


                                  OTHER MATTERS

     The Company is not presently aware of any matters (other than procedural matters) which will be brought before the Meeting which are not reflected in the attached Notice of the Meeting. The enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the Meeting: (i) matters which the Company did not have notice on or prior to January 29, 1999 are to be presented at the Meeting; (ii) approval of the minutes of a prior meeting of shareholders, if such approval does not amount to ratification of the action taken at the meeting; (iii) the election of any person to any office for which a bona fide nominee named in this Proxy Statement is unable to serve or for good cause will not serve; (iv) any proposal omitted from this Proxy Statement and the form of proxy pursuant to Rules 14a-8 or 14a-9 under the Securities Exchange Act of 1934; and (v) matters incident to the conduct of the Meeting. In connection with such matters, the persons named in the enclosed proxy will vote in accordance with their best judgment.


                   ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

     This Proxy Statement is accompanied by the Company's Annual Report to Shareholders for fiscal 1998.

     EACH PERSON SOLICITED HEREUNDER CAN OBTAIN A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR FISCAL 1998 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT CHARGE EXCEPT FOR EXHIBITS TO THE REPORT, BY SENDING A WRITTEN REQUEST TO:

    TODAY'S MAN, INC.
    835 LANCER DRIVE,
    MOORESTOWN, NJ 08057
    ATTENTION: FRANK E. JOHNSON, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL
               OFFICER


                                             By Order of the Board of Directors


                                             /s/ LARRY FELD
                                             ----------------------------------
                                             LARRY FELD
                                             Vice President and Secretary



Moorestown, New Jersey
May 21, 1999

                                     PROXY

                               TODAY'S MAN, INC.

                 ANNUAL MEETING OF SHAREHOLDERS--JUNE 23, 1999

       SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TODAY'S MAN, INC.

     The undersigned hereby constitutes and appoints Frank E. Johnson and Barry
S. Pine, and each of them, as attorney and proxies for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to appear at the Annual Meeting of Shareholders of Today's Man, Inc. (the "Company") to be held on the 23rd day of June, 1999, and at any postponement or adjournment thereof, and to vote all of the shares of the Company which the undersigned is entitled to vote, with all the powers and authority the undersigned would possess if personally present.

PROPOSAL 1. FOR |_| the election of Larry Feld and Verna Gibson as Class II directors of the Company to hold office for a term of four years and until their respective successors are duly elected and qualified.

To withhold authority to vote for Mr. Feld and Ms. Gibson as directors, please check this box. |_|

To withhold authority to vote for an individual nominee, print that nominee's name on the space provided below.

--------------------------------------------------------------------------------
PROPOSAL 2. To transact such other business as may properly come before the Annual Meeting

                                    (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)



     THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS TO THE CONTRARY ARE INDICATED, THE PROXY AGENTS INTENT TO VOTE FOR THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1.

     BOTH PROXY AGENTS PRESENT AND ACTING IN PERSON OR BY THEIR SUBSTITUTES (OR, IF ONLY ONE IS PRESENT AND ACTING, THEN THAT ONE) MAY EXERCISE ALL THE POWERS CONFERRED BY THIS PROXY, DISCRETIONARY AUTHORITY IS CONFERRED BY THIS PROXY AS TO CERTAIN MATTERS DESCRIBED IN THE COMPANY'S PROXY STATEMENT.

     The undersigned hereby acknowledges receipt of the Company's 1998 Annual Report to Shareholders, Notice of the Company's 1999 Annual Meeting of Shareholders and Proxy Statement relating thereto.


                                        Date:                             , 1999
                                             -----------------------------------
                                                  (Please date this Proxy)

                                        ----------------------------------------

                                        ----------------------------------------
                                                       Signature(s)

                                        (Please sign your name exactly as it
                                        appears on this proxy indicating any
                                        official position or representative
                                        capacity. If shares are registered in
                                        more than one name, all owners must
                                        sign.)

PLEASE DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.